Exhibit 11


                   CHIQUITA BRANDS INTERNATIONAL, INC.

                COMPUTATION OF EARNINGS PER COMMON SHARE
                (In thousands, except per share amounts)

                               (Unaudited)




                                  Quarter Ended      Six Months Ended
                                    June 30,            June 30,
                                    1994     1993      1994      1993
A.  Primary earnings (loss) per common share

Income from continuing operations    $30,945  $7,673    $66,479  $35,203
Dividends on Series A Preferred Stock         (2,066)       --   (3,100)--
Income from continuing operations available
 to common shares                    28,879    7,673    63,379   35,203
Discontinued operations                  --       --        --       --
Income before extraordinary item     28,879    7,673    63,379   35,203
Extraordinary loss from prepayment of debt    --        --       (22,840)--
Net income used to calculate primary
 earnings (loss) per share           $28,879  $7,673    $40,539  $35,203
Shares used in calculation of per share data:
 Weighted average common and equivalent
   Series C preference shares outstanding     51,956    51,380   51,882
51,388
 Dilutive effect of assumed exercise of
   certain stock options and warrants         1,055     171      1,212
341
 Weighted average common shares used to
   calculate primary earnings (loss) per share          53,011   51,551
53,094                               51,729
 Primary earnings (loss) per common share:
   - Continuing operations           $  .54   $  .15    $ 1.19   $  .68
   - Discontinued operations             --       --        --       --
   - Extraordinary loss                  --       --      (.43)      --
   - Net income                      $  .54   $  .15    $  .76   $  .68

                   CHIQUITA BRANDS INTERNATIONAL, INC.

                COMPUTATION OF EARNINGS PER COMMON SHARE
                (In thousands, except per share amounts)

                               (Unaudited)

                                  Quarter Ended      Six Months Ended
                                    June 30,           June 30,
                                    1994     1993      1994      1993

B.  Fully diluted earnings (loss) per common share

Income from continuing operations available to
 common shares                       $28,879  $7,673    $63,379  $35,203
Add back dividends as a result of assumed
 conversion of Series A Preferred Stock       2,066     --       3,100  --
Additional income as a result of assumed
 conversion of convertible debentures         --        --       --     --
Income from continuing operations used to
 calculate fully diluted earnings (loss) per share      30,945    7,673
66,479                               35,203
Discontinued operations                  --       --        --       --
Income before extraordinary item     30,945    7,673    66,479   35,203
Extraordinary loss from prepayment of debt    --        --       (22,840)--
Net income used to calculate fully
 diluted earnings (loss) per share   $30,945  $7,673    $43,639  $35,203
Shares used in calculation of per share data:
 Weighted average common shares used to
   calculate primary earnings (loss) per share          53,011   51,551
53,094                               51,729
 Additional shares resulting from assumed
   exercise of options and assumed conversions
   of Series A Preferred Stock and convertible
   subordinated debentures            7,566       --     5,845       --
 Weighted average common shares used to
   calculate fully diluted earnings (loss)
   per share                         60,577   51,551    58,939   51,729
 Fully diluted earnings (loss) per common share:
   - Continuing operations           $  .51   $  .15    $ 1.13   $  .68
   - Discontinued operations             --       --        --       --
   - Extraordinary loss                  --       --      (.39)      --
   - Net income                      $  .51   $  .15    $  .74   $  .68